UMAMI SUSTAINABLE SEAFOOD INC.
and
BAJA AQUA-FARMS, S.A. DE C.V.,

as Borrowers

______________________________________________

AMENDMENT NO. 5

Dated as of October 4, 2012

to

CREDIT AGREEMENT

Dated as of August 26, 2011

______________________________________________

AMERRA CAPITAL MANAGEMENT, LLC,
as Administrative Agent

AMENDMENT NO. 5

AMENDMENT NO. 5 dated as of October 4, 2012 by and among UMAMI SUSTAINABLE SEAFOOD INC., a Nevada corporation (the "US Borrower"); BAJA AQUA-FARMS, S.A. DE C.V., a Mexican corporation (the "Mexican Borrower" and, together with the US Borrower, the "Borrowers"); and AMERRA CAPITAL MANAGEMENT, LLC, as Administrative Agent for the Lenders (as hereinafter defined).

The Borrowers, the Lenders and the Administrative Agent are parties to certain Credit Agreement dated as of August 26, 2011 (as heretofore amended, supplemented or otherwise modified and in effect on the date hereof, the "Credit Agreement", providing, subject to the respective terms and conditions thereof, for extensions of credit (by making Loans) by the Lenders to the Borrowers; and

The Borrowers have requested (i) an additional extension of credit under the Credit Agreement and (ii) that certain provisions of the Credit Agreement be modified, and the Lenders have indicated their willingness to effect such amendments, pursuant to which the parties hereto wish to amend the Credit Agreement to evidence such changes. Accordingly, the parties hereto hereby agree as follows:

Section 1. Definitions. Terms defined in the Credit Agreement are used herein as defined therein.

Section 2. Amendments. Subject to the satisfaction of the conditions precedent specified in Section 4 below, but effective as of the date hereof, the Credit Agreement shall be amended as follows:

A.    References in the Credit Agreement to "this Agreement" shall be deemed to be references to the Credit Agreement as amended hereby.

B.    The following definition in Section 1.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

"Term Loan" means, collectively, the extensions of credit made by the Lenders to the Borrowers under (i) Amendment No. 4 to the Credit Agreement in the original principal amount equal to $5,000,000, and (ii) Amendment No. 5 to the Credit Agreement in the original principal amount equal to $4,000,000.

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C.    Section 2.01 of the Credit Agreement is hereby amended to read in its entirety as follows:

Commitment. Subject to the terms and conditions set forth herein, each Lender severally agrees (i) to make Loans (excluding the Term Loan) to the Borrowers on or after the date hereof, but prior to the Commitment Termination Date, in an aggregate principal amount that will not result in such Lender's Credit Exposure exceeding such Lender's Commitment; (ii) to make the IE Loan to the Borrowers in an aggregate principal amount of no more than $10,000,000; and (iii) to make the Term Loan to the Borrowers in an aggregate principal amount among the Lenders of no more than (A) $5,000,000 on the effective date of Amendment No. 4 to the Credit Agreement and (B) $4,000,000 on the effective date of Amendment No. 5 to the Credit Agreement, which Term Loan shall be allocated among the Lenders in the respective amounts set forth on Exhibit B to Amendment No. 5 to the Credit Agreement; provided, however, the aggregate principal amount of the Loans (excluding the Term Loan) shall not exceed the Total Facility in effect at such time. The aggregate amount of the Lenders' Commitments to make Loans (other than the Term Loan) hereunder is $30,000,000. Amounts borrowed under this Section and repaid or prepaid may not be re-borrowed.

Section 3. Representations and Warranties. Each Borrower represents and warrants to the Administrative Agent and the Lenders that the representations and warranties set forth in Article III of the Credit Agreement are true and complete on the date hereof as if made on and as of the date hereof and as if each reference in said Article III to "this Agreement" included reference to this Amendment No. 5.

Section 4. Conditions Precedent. As provided in Section 2 above, the amendments to the Credit Agreement set forth in said Section 2 shall become effective, as of the date hereof, upon the satisfaction of the following conditions precedent:

A.    Execution by all Parties. This Amendment No. 5 shall have been executed and delivered by each of the parties hereto.

B.    Execution by the Borrowers. The Borrowers shall have executed and delivered to the Administrative Agent a promissory note in the principal amount of $4,000,000, substantially in the form of Exhibit A to this Amendment No. 5.

C.    Corporate Action. The Administrative Agent shall have received evidence of the formalization before a Notary Public of any and all amendments of the existing Mexican Security Documents that are required to effect on behalf of the Administrative Agent any updates to the public registries relating to them so as to specify that the Indebtedness of the Mexican Borrower under the Credit Agreement has been increased as set forth in this Amendment No. 5 and in particular with respect to the Term Loan, and that the collateral described therein shall secure such increase in Indebtedness. This condition precedent shall also apply to any of the Subsidiaries of the Mexican Borrower, if applicable, and therefore shall require the Mexican Borrower to cause any of its Subsidiaries to execute any corporate action (or its equivalent) that is required to be taken approving this Amendment No. 5, the Credit Agreement as amended hereby and the borrowings by the Borrower under the Credit Agreement as amended hereby, in each case to the satisfaction of the Administrative Agent.

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D.    Insurance. The Administrative Agent shall have received evidence of the maintenance of all insurance required to be maintained by the Loan Parties pursuant to the Credit Agreement and evidence that the Administrative Agent (on behalf of the Lenders) has been named an additional insured or loss payee under such insurance, and copies of all policies relating to such insurance.

E.    Examination and Review. The Administrative Agent shall have completed to its satisfaction a collateral security and operational examination of the Borrowers, including a review by its counsel of the insurance coverage maintained by the Borrowers with respect to the Pledged Inventory and its operating businesses.

F.    Amounts Owed by the Borrowers. The Administrative Agent shall deduct from the proceeds of the portion of the Term Loan relating to this Amendment No. 5 for account of the Lenders an original issuance discount equal to three percent (3.00%) thereof.

G.    Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent or its counsel may reasonable request.

Section 5. Additional Covenants. The Borrowers shall comply with the following covenants:

A.    Registrations. Within thirty-five (35) days of the date hereof, Borrowers shall deliver to the Administrative Agent true copies of any and all amendments made to the Mexican Security Agreements duly registered under the relevant public registries.

B.    Insurance. The Administrative Agent shall have received evidence of the renewal of all insurance required to be maintained by the Loan Parties pursuant to the Credit Agreement on or prior to October 12, 2012, together with evidence that the Administrative Agent (on behalf of the Lenders) has been named an additional insured or loss payee under such insurance.

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The failure of the Borrowers to comply with the covenants set forth in this Section 5 will constitute an Event of Default under the Credit Agreement.

Section 6.    No Other Effect on Loan Documents. The Credit Agreement and each of the other Loan Documents, including the Security Documents, as specifically modified by this Amendment No. 5, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. This Amendment No. 5 is a Loan Document.

Section 7.    No Waiver. The execution, delivery and effectiveness of this Amendment No. 5 shall not, except as expressly provided herein, operate as a waiver of any right, power, or remedy of the Lenders under any of the Loan Documents, nor constitute a waiver of any provision of the Loan Documents.

Section 8.    Governing Law. THIS AMENDMENT NO. 5 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9.    Severability. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Administrative Agent and the Lenders in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

Section 10.    Miscellaneous. This Amendment No. 5 may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment No. 5 by signing any such counterpart. The captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Amendment No. 5.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 5 to be duly executed as of the day and year first above written.

UMAMI SUSTAINABLE SEAFOOD INC., as
US Borrower

By	/s/ Oli V. Steindorsson
	Name:	Oli V. Steindorsson
	Title:	Chief Executive Officer

BAJA AQUA-FARMS, S.A. DE C.V., as
Mexican Borrower

By	/s/ Oli V. Steindorsson
	Name:	Oli V. Steindorsson
	Title:	Presidente

AMERRA CAPITAL MANAGEMENT, LLC,
as Administrative Agent

By	/s/ Craig A. Tashjian
	Name:	Craig A. Tashjian
	Title:	Managing Director

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LENDERS

AMERRA AGRI FUND II, LP,
as Lender

By:	AMERRA Capital Management, LLC,
Investment Manager

By	/s/ Craig A. Tashjian
	Name:	Craig A. Tashjian
	Title:	Managing Director

AMERRA AGRI OPPORTUNITY FUND, LP,
as Lender

By:	AMERRA Capital Management, LLC,
Investment Manager

By	/s/ Craig A. Tashjian
	Name:	Craig A. Tashjian
	Title:	Managing Director

JPMORGAN CHASE RETIREMENT PLAN,
as Lender

By:	AMERRA Capital Management, LLC,
Investment Manager

By	/s/ Craig A. Tashjian
	Name:	Craig A. Tashjian
	Title:	Managing Director

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EXHIBIT A
TO AMENDMENT NO. 5

Form of Promissory Note

PAGARÉ / PROMISSORY NOTE

SUMA PRINCIPAL: EUA$4'000,000.00	PRINCIPAL AMOUNT: US$4'000,000.00

POR VALOR RECIBIDO, BAJA AQUA-FARMS, S.A. DE C.V., una sociedad debidamente constituida y existente de conformidad con las leyes de los Estados Unidos Mexicanos ("México") u UMAMI SUSTAINABLE SEAFOOD, INC, una sociedad debidamente constituida y existente de conformidad con las leyes de Nevada, Estadoos Unidos de América, ambas sociedades de manera conjunta (las "Acreditadas") por el presente PAGARÉ prometen incondicionalmente pagar a la vista a la orden de AMERRA CAPITAL MANAGEMENT, LLC (la "Acreditante") en la Cuidad de Nueva York, NY, Estados Unidos de América, en el banco JP Morgan Chase Manhattan Bank, Nueva York (ABA # 021000021, SWIFT: CHASUS33), con referencia a la cuenta número 920-1-033231 del banco Brown Brothers Harriman & Co., sucursal de Nueva York, ubicada en Broadway 140, Nueva York, Nueva York, 10005, para que dicho paga sea a su vez referido al Acreditante a la cuenta número 263-7742, dentro del mismo banco referido, o en cualquier otro lugar que ésta o cualquier otro tenedor del presente PAGARÉ designe por escrito, la suma principal de $4'000,000.00 (CUATRO MILLONES DE DÓLARES) moneda de curso legal de los Estados Unidos de América ("Dólares"), y en fondos imediata y libremente dispoibles (o en otros fondos que habitualmente sean utilizados en la fecha y lugar de pago para pagos internacionales) en la inteligencia de que, conforme al artículo 128 de la Ley General de Tíítulos y Operaciones de Crédito, las Acreditadas convienen que el período para la presentacííon de este PAGARÉ se extiende hasta el 30 deseptiembre de 2013.

FOR VALUE RECEIVED, BAJA AQUA-FARMS, S.A. DE C.V., a company duly organized and validly existing under the laws of the United Mexican States ("Mexico") and UMAMI SUSTAINABLE SEAFOOD, INC, a company duly organized and validly existing under the laws of Nevada, United States of America, both entities jointly (the "Borrowers") hereby unconditionally promise to pay on demand to the order of AMERRA CAPITAL MANAGEMENT, LLC (the "Lender") in the City of New York, NY, United States of America, to JP Morgan Chase Manhattan Bank, New York (ABA # 021000021, SWIFT: CHASUS33), with reference to account number 920-1-033231 of Brown Brothers Harriman & Co., New York branch, located at 140 Broadway New York, New York, 10005, and in order for such payment to be finally referred to the Lender to account number 263-7742, of such bank, or at such other place as the Lender or the holder of this PROMISSORY NOTE designates in writing, the principal amount of $4,000,000.00 (FOUR MILLION DOLLARS), in lawful currency of the United States of America ("Dollars") and in immediately available and freely transferable funds (or such other funds as may at the time of payment be customary in the place of payment for settlement of international payments) on demand; provided, however, that pursuant to article 128 of the General Law of Negotiable Instruments and Credit Transactions (Ley General de Títulos y Operaciones de Crédito), the Borrowers agree that presentment of this PROMISSORY NOTE is extended until September 30, 2013.

La suma principal de este PAGARÉ será pagaden en una sola exhibicíon el día 31 de marzo de 2013 (la "Fecha de Pago").	The principal amount of this PROMISSORY NOTE shall be payable in one single installment on March 31, 2013 (the "Payment Date").

La suma principal insoluta del presemte PAGARÉ causará intereses ordinarios a partir de la fecha de éste PAGARÉ, y las Acreditadas prometen pagar intereses sobre la suma principal insoluta de este PAGARÉ, a partir de la fecha de su pago total, a una tasa de interés anual equivalente a la Tasa LIBO más 11.75% (once punto setenta y cinco por ciento) anual (la "Tasa Ordinaria"), mismos interes que serán pagaderos mensualmente a la vista por saldos vencidos, el último Día Hábil (según se define mas adelante) de cada mes durante la vigencia de este PAGARÉ empezando el día de emisión del presente PAGARÉ y terminando en la Fecha de Pago, or bien podrán ser pagados de forma conjunta en la Fecha de Pago establecida anteriormente. Los intereses se calcularán sobre la base de un año de 360 días por el número exacto de días transcurridos (incluyendo el primero pero excluyendo el último).

The unpaid princiipal amount of this PROMISSORY NOTE shall accrue interest, from the date hereof, and the Borrowers agree to pay interest on the principal outstanding amount of this PROMISSORY NOTE from the date hereof until payment in full hereof, at an annual rate equal to the Libo Rate plus 11.75% (eleven point seventy five percent) per annum (the "Ordinary Rate"), and which interest shall be payable monthly, on demand, in arrears on the last Business Day (as such term is hereinafter defined) of each month during the term of this PROMISSORY NOTE, beginning on the date this PROMISSORY NOTE is issued and ending the Payment Date, or shall be payable jointly in the Payment Date set above. Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed (including the first day but excluding the last day).

Para los efectos del presente PAGARÉ (i) "Día Hábil" significa cualquier día distinto a un sábado, domingo or un día en que las casas de bolsa o los bancos comerciales en la cuidad de Bueva York, Estados Unidos de América estén autorizados o la ley les requiera cerrar sus puertas al público; y

For purposes hereof, (i) "Business Day" means a day that is not a Saturday, Sunday or other day on which registered broker-dealers or commercial banks in New York, United States of America are authorized or required by law to remain closed; and

(ii) "Tasa LIBO" significa la tasa "London InterBank Offered Rate" o tasa de referencia interbancaria de Londres, publicada por Reuters (u otra fuente comercialmente disponible que provea las cotizaciones de la Tasa LIBO de Asociación de Banqueros Británicos que determine la Acreditante de tiempo en tiempo) aproximadamante a las 11:00 a.m., hora de Londres, en la Fecha de Pago correspondiente, aplicable para depósitos en Dólares para cantidades aproximadas al saldo total de principal adeudado bajo el presente PAGARÉ y con un vencimiento de 1 (un) año.

(ii) "LIBO Rate" means the London InterBank Offered Rate published by Reuters (or other commercially available source providing quotations of British bankers Association LIBO Rate as designated by the Lender from time to time) at approximately 11:00 A.M., London time, on the corresponding Payment Date, applicable to Dollar deposits in the approximate amount of the aggregate principal amount owed under this PROMISSORY NOTE and having a maturity of 1 (one) year.

En caso de que cualquier cantidad pagadera conforme al presente PAGARÉ, inclyendo en la medida permitada por la ley, intereses ordinarios, no sea pagada totalmente en la fecha de su vencimiento, las Acreditadas prometen, además, pagar incondicionalmente intereses moratorios sobre la cantidad no pagada, en el mismo lugar, moeda y fondos que los de la suma principal del presente PAGARÉ, a una tasa igual a la Tasa Ordinaria más 2% (dos por ciento) anual. Dichos intereses moratorios serán pagaderos a la vista y calculados sobre la base de un año de 360 días y por el número de días efectivamente transcurridos.

In the event that any amount payable hereunder, including interest to the extent permitted by law, is not paid in full on maturity, the Borrowers additionally and unconditionally promise to pay delinquent interest on such unpaid amount, in the same place and in like currency and funds as the principal amount hereof, at a rate equal to the Ordinary Rate plus 2% (two percent) per annum. Such delinquent interest shall be computed on the basis of the actual number of days elapsed in a year of 360 days and shall be payable on demand.

La suma principal de este PAGARÉ y los intereses sobre el mismo, serán pagados por la Acreditada libres, y sin ninguna deducción por concepto de cualquiera o todos los impuestos presentes o futuros, tributos, contribuciones, deducciones, cargos, retenciones, cualesquiera intereses, recargos, multas, sanciones y otros cargos fiscales de cualquier naturaleza respecto a los mismos, impuestos por el Gobierno de México or cualquiera de sus subdivisiones políticas, con excepción de (a) aquellos impuestos de franquicia que sean calculados sobre ingresos netos de las Acreditada, y (b) cualesquiera impuestos devengados de la Foreign Account Tax Compliance Act (Ley de Cumplimiento Fiscal de Cuentas Extranjeras) ("Impuestos"). Si las Acreditada se encuentran obligadas por virtud de la ley a tretener o deducir cualquiera Impuestos de o en relación con cualquier suma pagadera conforme al presente PAGARÉ, las Acreditadas deberán retener o deducir, y deberán pagar la suma total de la cantidad retenida o deducida a la autoridad fiscal correspondiente de conformidad con la ley aplicable, y las Acreditadas se obligan a entregar a la Acreditante copia de cada uno de dichos pagos de Impuestos dentro de los treinta (30) días naturales siguientes a la fecha en que dichos Impuestos debieron haber sido pagados; en el entendido de que, las Acreditadas prometen incondicionalmente pagar al tenedor de este PAGARÉ las cantidades adicionales que sean necessarias para que la cantidad neta efectivamente recibida por él por cualquier pago hecho conforme al presente PAGARÉ, después de cualquier retención or deducción por concepto de Impuestos, sea igual a la cantidad que el tenedor de este PAGARÉ habría recibido si dicha retención o deducción no se hubiere hecho. Las obligaciones de las Acreditadas conforme a este párrafo continuarán en vigor aún después del pago y liquidación total de la suma principal e intereses del presente PAGARÉ.

The principal amount of this PROMISSORY NOTE and the interest thereon, shall be paid free and clear of and without deduction of any and all present or future taxes, levies, imposts, deductions, charges, withholdings, any interest, surcharges, fines, penalties or other assessments of any kind whatsoever with respect thereto, imposed by the Government of Mexico or any political subdivision thereof, with the exception of (a) franchise taxes that are measured on net income, and (b) any taxes imposed pursuant to the Foreign Account Tax Compliance Act ("Taxes"). If the Borrowers shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder, the Borrowers shall make such withholding or deduction and shall pay the full amount so withheld or deducted to relevant taxation authority in accordance with applicable law, and the Borrowers hereby agree to deliver to the Lender true and correct copies of the documents evidencing the due payment of such Taxes within thirty (30) calendar days following the date on which such Taxes shall have been payable; provided, however, that the Borrowers hereby unconditionally promise to pay to the holder of this PROMISSORY NOTE such additional amounts as may be necessary so that the net amount actually received by the holder of this PROMISSORY NOTE in respect of any payment hereunder, after such withholding or deduction with respect to Taxes, is equal to the amount which the holder of this PROMISSORY NOTE would have received if such withholding or deduction had not existed. The obligations of the Borrowers pursuant to this paragraph shall survive the payment in full of principal and interest hereunder.

Las Acreditada renuncian expresamente a cualquier diligencia, requisito de presentación, protesto, demanda, aviso de incumplimiento u otro aviso similar de cualquier clase en relación con el presente PAGARÉ.

The Borrowers hereby expressly waive any diligence, requirement for submittance, protest, demand, notice of default or any other notice or similar formality of any kind with respect to this PROMISSORY NOTE.

La mora u omisión del tenedor del presente PAGARÉ en el ejercicio de cualquiera de sus derechos conforme a este PAGARÉ, en ningún momento se considerará como renuncia a tales derechos.	The delay or failure of the holder of this PROMISSORY NOTE in exercising its rights hereunder shall not in any event operate as a waiver of such right or any other right hereunder.

Las Acreditadas se obligen pagar a la vista, en el mismo lugar, moneda y fondos que los de la suma principal del presente PAGARÉ, cualesquiera costos y gastos del tenedor de este PAGARÉ, relacionados, en su caso, con el procedimiento de conbro del mismo, incluyendo, sin limitación alguna, costas y gastos razonables de juicio en relación con el mismo y cualquier costo o gasto sufrido por el tenedor como resultado del incumplimiento por parte de las Acreditadas de sus obligaciones conforme al presente PAGARÉ, incluyendo la de pago.

The Borrowers shall be bound to pay on demand, in the same place and in like currency and funds as the principal amount hereof, all costs and expenses, of the holder of this PROMISSORY NOTE, if any, in connection with its enforcement, including, without limitation, reasonable attorneys' fees and expenses with respect thereto and all costs and expenses incurred by the holder as a result of the default by the Borrowers to perform their obligations hereunder, including that of payment.

Las Acreditadas indemnizarán al tenedor del presente PAGARÉ con respecto a las pérdidas que éste sufra como resultado de sentencias o resoluciones que obligen a las Acreditadas al pago de cantidades adeudadas conforme a este PAGARÉ que se expresen y paguen en una divisa (la "Divisa Judicial") distinta a aquella en que debía efectuarse el pago (la "Divisa de la Obligación") y como resultado de diferencias entre: (a) el tipo de cambio para convertir a la Divisa de la Obligación en la Divisa Judicial para cumplir con dicha sentencia o resolución y (b) el tipo de cambio al que el tenedor pueda comprar la Divisa de la Obligación con la cantidad en la Divisa Judicial recibida efectivamente por el tenedor. La indemnización anterior constituirá una obligación separada e independiente de las Acreditadas y continuará en pleno vigor no obstante la sentencia o resolución antes mencionada. El término "tipo de cambio" incluirá las primas y costos de cambio pagaderos por la compra o conversión de la divisa de que se trate.

The Borrowers agree to indemnify the holder of this instrument against any loss incurred by it as a result of any judgment or order rendered in connection with the payment of any amount due hereunder which is expressed and paid in a currency (the "Judgment Currency") other than the currency in which such amount was to be paid (the "Obligation Currency") and as a result of any variation between (a) the exchange rate at which the Obligation Currency is converted into Judgment Currency for the purposes of such judgment or order, and (b) the exchange rate at which the holder may purchase the Obligation Currency with the amount in the Judgment Currency actually received by the holder. The foregoing indemnity shall constitute a separate and independent obligation of the Borrowers and shall continue in full force and effect notwithstanding any such judgment or order. The term "exchange rate" shall include any premiums and costs of exchange payable in connection with the purchase of, or conversions into, the relevant currency.

Las Acreditadas renuncian expresamente a cualquier derecho de compensar cualquier crédito a su favor contra los aduedos a su cargo derivados del presente PAGARÉ.	The Borrowers expressly waive any right to set-off any amount payable to them against the amounts payable by the Borrower hereunder.

El presente PAGARÉ será regido por e interpretado de conformidad con las leyes de México.	This PROMISSORY NOTE shall be governed by, and construed in accordance with the laws of Mexico.

Las Acreditadas expresa e irrevocablemente se someten a la jurisdicción de los tribunales competentes del Estado de Baja California, México, para cualquier acción o procedimiento a que pueda dar lugar este PAGARÉ, y las Acreditadas irrevocablemente estipulan que cualquier demanda en reclación con dicha acción o procedimiento podrá ser presentada y resuelta en dichos tribumales y expresamente renuncian a cualquier otra jurisdicción preferente a la que tuviesen derecho en razón de sus domicilios presentes o futuros o en razón del lugar de pago del presente PAGARÉ.

The Borrowers expressly and irrevocably submit to the jurisdiction of the competent courts sitting in the State of Baja California, Mexico, in any action or proceeding arising out of or relating to this PROMISSORY NOTE, and the Borrowers irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such court and expressly waives any other preferential jurisdiction to which the Borrowers may be entitled by reason of their present or future domiciles or by reason of the place of payment of this PROMISSORY NOTE.

El presente PAGARÉ se suscribe en versiones en inglés y español, de las cuales ambas obligarán a las Acreditadas, pero ambas constituirán un único y mismo documento. En caso de conflicto o duda respecto de la adecuada interpretación de este PAGARÉ, la versión en español prevalecerá.

This PROMISSORY NOTE is executed in both English and Spanish versions, both of which shall bind the Borrowers and shall constitute one and the same instrument. In the case of any conflict or doubt as to the proper interpretation of this PROMISSORY NOTE, the Spanish version shall govern.

El presente PAGARÉ fue emitido con descuento (original issue discount) para efectos del Impuesto sobre la Renta de los Estados Unidos de América. De ser requerido, las Acreditadas pondrán a disposición del tenedor del presente PAGARÉ información respecto de su precio de emisión y la tasa de retorno al vencimiento final del presente PAGARÉ. Los tenedores de la presente deberán contactar al Director Financiero de UMAMI SUSTAINABLE SEAFOOD, INC., en 1230 Columbia Street, San Diego, California, 92101.

This PROMISSORY NOTE was issued with original issue discount ("OID") for United States Federal Income Tax Purposes. Upon request, the Borrowers will promptly make available to a holder of this note information regarding the issue price, the amount of OID, the issue date and the yield to maturity of this note, holders should contact the Chief Financial Officer of UMAMI SUSTAINABLE SEAFOOD, INC., at 1230 Columbia Street, San Diego, California, 92101.

Este PAGARÉ que se contiene en 7 (siete) páginas se suscribe y entrega en Ensenada, Baja California, México, 4 de octubre de 2012.	This PROMISSORY NOTE, consisting of 7 (seven) pages, is made and delivered in Ensenada, Baja California, Mexico, on October 4, 2012.

BORROWER:	BAJA AQUA-FARMS, S.A. DE C.V.

ACREDITADA/SUSCRIPTORA:	By (Por): /s/ Oli Valur Steindorsson
Name (Nombre): Oli Valur Steindorsson.
Title (Cargo): Attorney-in-fact / Apoderado
Domicile/Domicilio: Calle 12, No 211 Parque
Industrial FondePort. El Sauzal, Ensendada,
Baja California.

BORROWER:	UMAMI SUSTAINABLE SEAFOOD, INC.

ACREDITADA/SUSCRIPTORA:	By (Por): /s/ Oli Valur Steindorsson
Name (Nombre): Oli Valur Steindorsson.
Title (Cargo): Attorney-in-fact / Apoderado
Domicile/Domicilio: 1230 Columbia Street,
Suite 440, San Diego, California 92101.

La presente página de firma forma parte del PAGARÉ suscrito en favor de AMERRA CAPITAL MANAGEMENT, LLC de fecha 4 de octubre de 2012 por EUA$4'000,000.00. / This signature page is part of the PROMISSORY NOTE issued in favor of AMERRA CAPITAL MANAGEMENT, LLC dated October 4, 2012, for US$4'000,000.00.

EXHIBIT B
TO AMENDMENT NO. 5

TL Allocations

Lender	Allocations
AMERRA Agri Fund II, LP	$4,500,000.00
AMERRA Agri Opportunity Fund, LP	$2,700,000.00
JP Morgan Chase Retirement Plan	$1,800,000.00
TOTAL	$9,000,000.00